Exhibit 3.25

2544116

ARTICLES OF INCORPORATION

I.                                   The name of this corporation is MET-Rx Substrate Technology, Inq.

II.                                The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.                           The name in the state of California of this corporations inital agent for service of process is CT Corporation System

IV.                         This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 1,000.

/s/ Guy E. Snyder	FILED [ILLEGIBLE] in the office of the Secretary of State of the State of California
Guy E. Snyder, Incorporator	JUL 11 2003
/s/ Kevin Shelley
KEVIN SHELLEY, Secretary of State